Exhibit 10.11
The Hertz Corporation
8501 Williams Road
Estero, FL 33928

January 23, 2018

Robin Kramer
Estero, FL

Dear Robin:

I am pleased to confirm your new salary in the annualized amount of $500,000, paid bi-weekly, effective January 15, 2018.

You will continue to be eligible for an award under the terms of the Executive Incentive Compensation Plan (the "Plan") at a target of 55% of your base salary. The actual award is based on individual performance and the Corporation meeting certain objectives, however, your 2017 and 2018 bonus payments will be guaranteed to be no less than target Consistent with the terms of the Plan, payment of these bonuses is subject to continued employment to the respective payment dates. In the event of involuntary termination without "Cause" (as defined below), death or "Disability" (as defined below) prior to the respective payment dales, a prorata payment will be made.

In addition, and expressly contingent on your continued employment with The Hertz Corporation (the "Company") through September 30, 2018 and March 31, 2019, respectively (the "Vesting Dates"), you shall receive a cash retention award (the "Retention Award") equal to Five Hundred Thousand Dollars ($500,000), payable in two equal installments of $250,000 on the respective Vesting Dates, less required employee payroll deductions, which shall be paid within ten (10) business days following the respective Vesting Dates.

Notwithstanding the foregoing, if your employment with the Company is terminated involuntarily by the Company without "Cause" (as defined below) prior to the respective Vesting Dates, subject to your execution (and non-revocation, if applicable) of a general release of claims in a form provided by the Company, the remaining unpaid balance of the Retention Award shall be paid within sixty (60) days following the date your employment terminates. In the event of death or "Disability" (as defined below), you will be entitled to a prorata portion of the retention payments based on completed months worked over the full retention period, subject to your estate's execution (and non-revocation, if applicable), of a general release of claims in a form provided by the Company. For purposes of this Agreement:

a.
The term "Cause" shall mean (i) your willful and continued failure to perform substantially your material duties with the Company (other than any such failure resulting from your incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered to you by the person or entity that supervises or manages you, (ii) your engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty by you resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (iv) your substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs your job performance, (v) your material violation of any Company policy that results in harm to the Company or any of its subsidiaries or (vi) your indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A termination for "Cause" shall include a determination by the Company following your termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed.

b.
The term “Disability” shall mean a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of your employment-related duties for a period of six (6) months or longer and, within thirty (30) days after the Company notifies you in writing that it intends to terminate your employment, you shall not have returned to the performance of your employment-related duties on a full-time basis.

If your employment with the Company is terminated by you, or by the Company for Cause, prior to the respective Vesting Dates, you shall forfeit any right to payment of any remaining unpaid balance of the Retention Award.

You acknowledge and agree that, except as may be required by law, the Retention Award shall be in addition to and separate and apart from any other payments which may be due you, including but not limited to wages, bonus payments, equity grants or severance monies and shall not be eligible for inclusion in any benefit-related calculation, including without limitation, 401(k) plan contributions and life insurance.

You acknowledge and agree that nothing in this Agreement shall constitute a contract of employment and is not intended to and shall not be construed to alter in any way the "at-will" nature of the employment relationship between you and the Company and its affiliates.

You acknowledge and agree that the existence of this Agreement (including all terms and conditions thereof) shall be kept strictly confidential, except that you may disclose the terms of this Agreement to your spouse, tax advisors or attorneys and as required by applicable law. You further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above, to whom disclosure is authorized.

This Agreement is personal to you and shall not be assignable by you without the Company's prior written consent. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

This Agreement shall constitute the full understanding of you and the Company with respect to the subject matter hereof and, except as expressly provide herein, is not intended to and shall not be construed to alter in any way the terms of any other agreement you may have with the Company. Any modifications to this Agreement may only be made in writing and must be signed by both you and the Company.

Robin, we believe that you will continue to make an outstanding contribution to the Hertz organization.

Very truly yours,

/s/ RICHARD FRECKER
Executive Vice President, General Counsel & Secretary

I understand and accept the terms and conditions of this Agreement.

/s/ ROBIN KRAMER                        1/23/2018
Signature                            Date